00000000013f

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

DEXTERITY SURGICAL, INC.

The undersigned, Directors of Dexterity Surgical, Inc., a corporation existing under the laws of the State of Delaware, pursuant to Section 242 and pursuant to the Orders of the United States Bankruptcy Court for the Southern District of Texas in Case No. 04-35817, do hereby certify and declare as follows:

1.

The amendment to the Certificate of Incorporation of Dexterity Surgical, Inc. set forth below was approved unanimously by the Board of Directors of the Corporation effective as of September 8, 2006.

2.

Shareholder approval is not required by virtue of the Orders of the Bankruptcy Court Order, a copy of which is attached as Exhibit “A” and incorporated herewith as though fully set out and the Bankruptcy Court having the requisite authority and jurisdiction.

The provisions of the Article numbered as 4 is hereby amended by adding a new last paragraph which shall read as follows:

Stock Cancellation.  Effective as of this 8th day of September, 2006, each share of previously reverse-split, or rolled-back, common stock and preferred stock heretofore issued and outstanding is hereby cancelled and held for naught, and the only shares that shall be issued and outstanding shall be those newly-issued shares issued under the terms of the Bankruptcy Court Order and the Corporate Resolution effecting same.

IN WITNESS WHEREOF, we have signed this Certificate of Amendment this 8th day of September, 2006.

DEXTERITY SURGICAL, INC.

/s/   Randall Boatright

Randall Boatright, Director and President